Exhibit 99.1

Zix Corporation Announces Second Quarter 2006 Financial Results
DALLAS — August 8, 2006 — Zix Corporation (ZixCorp®), (Nasdaq: ZIXI), the leader in hosted services for email encryption and e-prescribing, today announced financial results for the second quarter ended June 30, 2006. ZixCorp recorded second quarter revenues of $4.2 million and recorded a second quarter 2006 net loss of $5.1 million, or 9 cents loss per share, compared with revenues of $3.4 million and a net loss of $8.9 million, or 28 cents loss per share, in the corresponding quarter in 2005.
“I’m pleased to report a record $1.1 million gross margin for the company in the second quarter, an impressive achievement when compared to the negative gross margin from just a year ago,” said Rick Spurr, chairman and chief executive officer for ZixCorp. “We are making great strides toward improving the financial condition of the company, driven in particular by the continuing growth in our email encryption business. However, we’re not satisfied yet with the pace of progress in our financials. We intend to accelerate this improvement by making further moves beyond those cost-cutting actions already announced this past quarter to ensure that the company has sufficient capital to reach cash flow breakeven and is well-positioned to take advantage of the future growth potential in each of its core businesses.”
Q2 Corporate Highlights
•	Raised $11.8 million ($10.9 million net of transaction fees) in a private placement of its common stock and related warrants, and ended the quarter with $19.6 million in unrestricted cash, which was within guidance

•	Repaid the remaining $5 million of its convertible debt in an ongoing effort to improve the balance sheet

•	Announced and began to implement cost-cutting measures to increase operational efficiency; specifically, eliminating 15 percent of the workforce and a similar reduction in non-headcount related expenses. The Company is now planning additional cuts to increase the targeted cost reduction to 25 percent of total expenses, which is expected to remove an estimated $9-$11 million from the 2007 cost structure
Q2 Business Highlights
e-Prescribing
•	Announced three significant new payor contracts in the second quarter with L.A. Care Health Plan, the nation’s largest public health plan, Blue Cross and Blue Shield of North Carolina and an exclusive contract with Blue Cross and Blue Shield of Louisiana

•	Processed 1.3 million e-scripts during the quarter, an increase of 117 percent over the same period last year

•	Announced an agreement with Per-Se Technologies to expand ZixCorp’s market reach, including access to Prime Therapeutics, a PBM aligned with nine Blue Cross and Blue Shield plans

•	Deployed 445 doctors, which was near the top end of guidance and included completing the deployment of pilots for the Aetna and Independence Blue Cross contracts

Zix Corporation | 2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 | phone 214 37 0 2000 | fax 214 37 0 207 | www.zixcorp.com

Zix Corporation Announces Second Quarter 2006 Financial Results	Page 2 of 7
Email Encryption:
•	Produced one of the company’s strongest new first-year order totals at $1.4 million in Q2, up more than 30 percent over Q1 2006, and the renewal rate for customer contracts this quarter was 100 percent. Total email encryption orders were $5.3 million, the second highest level in the Company’s history

•	Launched ZixDirect™, a zero footprint delivery service which “pushes” encrypted email directly to the recipient’s inbox, and saw an immediate impact on existing and new customer sales in Q2 orders
•	Named a winner of the Global Excellence in Encryption Customer Trust 2006 Award for ZixCorp’s email encryption service by Info Security Products Guide
•	Reached additional milestones during the second quarter, including:
•	1 in 8 hospitals in the U.S. use ZixCorp email encryption services

•	1 in 3 Americans with health insurance is covered by a carrier who uses ZixCorp services

•	40 million emails scanned every month for policy driven content

•	5.5 million protected email encryption recipients in our key management network

•	ZixCorp now supports five encrypted email delivery mechanisms including S/MIME, TLS, OpenPGP, secure portal and “push” delivery
ZixData Center™
•	Transaction throughput consisting of both email messages and electronic prescriptions more than doubled from a year ago, with 533 million transactions in Q2 2006
Financial Highlights for the Quarter
Revenues: Revenues were $4.2 million in the second quarter 2006, which was a 22 percent increase over the second quarter 2005. When the revenues for divested products are removed and only the company’s current products remain, the total revenues increased by 27 percent in the second quarter 2006 compared with the second quarter 2005. The company’s email encryption services increased revenue year-over-year by 38 percent, while e-prescribing declined by 5 percent. Email encryption’s rise was due to the record orders the company experienced in the first and second quarters of 2005, which are now fully in service and being recognized into revenue. e-Prescribing revenues declined due to several factors, including the impact of changes in the contract terms which resulted in all revenue on new contracts being recognized ratably over the contract term, the inclusion of more performance-based contract requirements, and the drop off of revenues from the Wellpoint initiative. The company’s order backlog (contractually bound service contracts that represent future revenue to be recognized as the services are provided) was $25 million on June 30, 2006.
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Zix Corporation | 2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 | phone 214 37 0 2000 | fax 214 37 0 207 | www.zixcorp.com

Zix Corporation Announces Second Quarter 2006 Financial Results	Page 3 of 7
Revenues by Product Second Quarter 2005 — 2006

			3-month Variance				6-month Variance
	Three Months Ended, June 30,		2006 vs. 2005		Six Months Ended, June 30,		2006 vs. 2005
	2006	2005	$	%	2006	2005	$	%
Email Encryption	$3,369,000	$2,434,000	$935,000	38%	$6,702,000	$4,477,000	$2,225,000	50%
e-Prescribing	840,000	881,000	(41,000)	(5%)	1,402,000	1,714,000	(312,000)	(18%)

Subtotal before divested products or services	4,209,000	3,315,000	894,000	27%	8,104,000	6,191,000	1,913,000	31%
MI/WI Products	—	9,000	(9,000)	(100%)	—	646,000	(646,000)	(100%)
Dr. Chart	—	125,000	(125,000)	(100%)	—	195,000	(195,000)	(100%)

Subtotal divested products or services	—	134,000	(134,000)	(100%)	—	841,000	(841,000)	(100%)

Total revenues	$4,209,000	$3,449,000	$760,000	22%	$8,104,000	$7,032,000	$1,072,000	15%

Gross Margin: Company-wide gross margin grew by $1.2 million, compared with the second quarter 2005, to reach a record $1.1 million for the second quarter 2006, or 27 percent of revenues. The gross margin contribution from email encryption services was $2.0 million (61 percent), while gross margin for e-prescribing services remained negative, at an estimated negative $0.9 million for the second quarter 2006. The company-wide gross margin for the same period in 2005 was negative $0.1 million or negative 2 percent of revenues, with the gross margin for email encryption estimated to be $1.1 million (45 percent) in that quarter. The year-on-year improvement in the gross margin for email encryption services was caused by continued revenue growth (38 percent over Q2 2005) combined with a slightly lower cost of revenues. The gross margin in e-prescribing was essentially flat year-on-year.
R&D and SG&A Expenditures: In the second quarter 2006, the company’s research and development (R&D) expenditures and its sales, general, and administrative (SG&A) expenditures increased by $0.1 million when compared with the same period in 2005, representing an increase of one percent. The spending declined as a result of divested products and general cost-cutting, with an offsetting increase of $0.7 million from the implementation of FAS 123R (expensing of stock options).
Other Income and Expense: In the second quarter 2006, the company recorded $1.9 million of other income. The Company recorded a non-cash gain of $2.9 million on a change in fair value of derivative financial instruments. This gain was partially offset by a $0.9 million loss on extinguishment of the convertible debt and $0.1 million of net interest expense. Regarding the gain on derivative instruments, the company accounted for the various components of the April 5, 2006 private placement transaction as derivative financial instruments. This treatment will cause a mark-to-market valuation of the derivative components each quarter, which can result in significant non-cash gains or losses for a period of up to two years. The loss on extinguishment of debt resulted from writing-off the balances of unamortized discounts and financing costs on the note ($0.7 million non-cash items) and the payment of an early payment premium ($0.2 million cash item). More detailed information on these items will be available in the Company’s Form 10-Q for the period ended June 30, 2006.
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Zix Corporation | 2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 | phone 214 37 0 2000 | fax 214 37 0 207 | www.zixcorp.com

Zix Corporation Announces Second Quarter 2006 Financial Results	Page 4 of 7
Net Loss: ZixCorp recorded a net loss of $5.1 million for the second quarter 2006 versus a net loss of $8.9 million in second quarter 2005. The $3.8 million decline in the net loss is from the $1.2 million improvement in the gross margin, net improvement from $1.1 million in various one-time events, primarily the Other Income and Expense items mentioned above, and a reduction of net interest expense of $1.5 million.
Cash Utilization: Unrestricted cash and cash equivalents as of June 30, 2006, was $19.6 million, a $5.4 million increase from March 31, 2006. The primary components of this increase were $10.9 million net cash inflow to the Company from the private placement of its common stock and related warrants (after transaction fees), less net cash used by operating activities in the second quarter 2006 of $5.1 million.
Debt Payoff: The Company paid off the remaining balance of its convertible debt with a final payment of $5.3 million, including a prepayment premium and accrued interest. The debt payoff resulted in a release of $5.0 million in restricted cash held in a collateral account. The Company also recognized a $0.9 million loss ($0.7 million of which was non-cash) on the debt extinguishment as unamortized financing costs and discounts were eliminated.
About Zix Corporation
Zix Corporation is the leading provider of hosted email encryption and e-prescribing services. ZixCorp’s email encryption services provide an easy and cost-effective way to ensure customer privacy and regulatory compliance for corporate email. Its PocketScript® e-prescribing service reduces costs and improves patient care by automating the prescription process between payors, doctors, and pharmacies. For more information, visit www.zixcorp.com.
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ZixCorp Contacts:
Public Relations: Farrah Corley (214) 370-2175, publicrelations@zixcorp.com
Investor Relations: Peter Wilensky (214) 515-7357, invest@zixcorp.com
Safe Harbor Statement for ZixCorp
The following is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Mr. Spurr’s statements, “However, we’re not satisfied yet with the pace of progress in our financials. We intend to accelerate this improvement by making further moves beyond those cost-cutting actions already announced this past quarter to ensure that the company has sufficient capital to reach cash flow breakeven and is well-positioned to take advantage of the future growth potential in each of its core businesses” are forward-looking statements. Also, the last bullet under “Q2 Corporate Highlights” is a forward-looking statement. These forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the company’s continued operating losses and substantial utilization of cash resources; the company’s ability to achieve broad market acceptance for the company’s products and services, including the company’s ability to enter into new sponsorship agreements for the electronic prescribing services offered by its PocketScript, Inc. subsidiary; the company’s ability to maintain existing and generate other revenue opportunities, including fees for scripts written, from its PocketScript e-prescription business; reliance on establishing and maintaining strategic relationships to gain customers and grow revenues; the expected increase in competition in the company’s email encryption and e-prescription businesses; and the company’s ability to successfully and timely introduce new email encryption and electronic prescription products and services or related products and services and implement technological changes. Further details on such risks and uncertainties may be found in the company’s public filings with the SEC, including the Company’s Form 10-Q for the period ended June 30, 2006.
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Zix Corporation | 2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 | phone 214 37 0 2000 | fax 214 37 0 207 | www.zixcorp.com

ZIX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Revenues	$4,209,000	$3,449,000	$8,104,000	$7,032,000

Cost of revenues	3,090,000	3,508,000	6,465,000	7,399,000

Gross margin (loss)	1,119,000	(59,000)	1,639,000	(367,000)

Operating expenses:
Research and development expenses	1,626,000	1,535,000	3,221,000	3,510,000
Selling, general and administrative expenses	6,549,000	6,559,000	13,141,000	14,061,000
Customer deposit forfeiture	—	(960,000)	(1,000,000)	(960,000)
Gain on sale of product lines	—	—	—	(950,000)

Total operating expenses	8,175,000	7,134,000	15,362,000	15,661,000

Operating loss	(7,056,000)	(7,193,000)	(13,723,000)	(16,028,000)

Other (expense) income:
Investment and other income	294,000	143,000	511,000	286,000
Interest expense	(477,000)	(1,996,000)	(895,000)	(2,826,000)
Gain on derivative liabilities	2,930,000	—	2,930,000	—
Loss on extinguishment of convertible debt	(871,000)	—	(871,000)	—

Total other (expense) income	1,876,000	(1,853,000)	1,675,000	(2,540,000)

Loss before income taxes	(5,180,000)	(9,046,000)	(12,048,000)	(18,568,000)
Income tax benefit	94,000	131,000	88,000	81,000

Net loss	$(5,086,000)	$(8,915,000)	$(11,960,000)	$(18,487,000)

Basic and diluted loss per common share	$(0.09)	$(0.28)	$(0.22)	$(0.57)

Basic and diluted weighted average common shares outstanding	59,200,723	32,391,777	54,453,902	32,343,737

Zix Corporation | 2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 | phone 214 37 0 2000 | fax 214 37 0 207 | www.zixcorp.com

ZIX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$19,569,000	$20,240,000
Restricted cash	—	5,100,000
Receivables, net	509,000	149,000
Prepaid and other current assets	1,421,000	1,845,000

Total current assets	21,499,000	27,334,000

Property and equipment, net	3,100,000	3,652,000
Goodwill, intangible assets and other assets	2,482,000	3,129,000

Total assets	$27,081,000	$34,115,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$4,376,000	$5,062,000
Deferred revenue	7,988,000	7,087,000
Customer deposit	2,000,000	1,000,000
Capital lease obligations	40,000	165,000
Promissory note payable	2,437,000	—
Short-term note payable	115,000	268,000
Convertible promissory note payable	—	4,404,000

Total current liabilities	16,956,000	17,986,000

Long-term liabilities:
Deferred revenue	1,509,000	1,261,000
Derivative liabilities	3,231,000
Customer deposit	—	2,000,000
Promissory note payable	—	2,226,000
Deferred rent	349,000	245,000

Total long-term liabilities	5,089,000	5,732,000

Total liabilities	22,045,000	23,718,000
Total stockholders’ equity	5,036,000	10,397,000

Total liabilities and stockholders’ equity	$27,081,000	$34,115,000

Zix Corporation | 2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 | phone 214 37 0 2000 | fax 214 37 0 207 | www.zixcorp.com

ZIX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2006	2005
Operating activities:
Net loss	$(11,960,000)	$(18,487,000)
Non-cash items in net loss	722,000	3,112,000
Changes in operating assets and liabilities:	634,000	2,202,000

Net cash used by operating activities	(10,604,000)	(13,173,000)

Investing activities:
Purchases of property and equipment	(692,000)	(1,010,000)
Sales and maturities of marketable securities	—	16,000,000
Purchase of restricted cash investment	—	(38,000)
Proceeds from restricted cash investments	5,100,000	—
Proceeds from sale of product line	—	2,309,000

Net cash provided by investing activities	4,408,000	17,261,000

Financing activities:
Proceeds from private placement of common stock	11,817,000	—
Payment of expenses relating to private placement of common stock	(814,000)	—
Proceeds from exercise of stock options	—	3,000
Payment of convertible debt	(5,000,000)	—
Payment of premium on convertible debt	(200,000)	—
Payment of short-term note payable, capital leases and other	(278,000)	(274,000)

Net cash provided (used) by financing activities	5,525,000	(271,000)

(Decrease) increase in cash and cash equivalents	(671,000)	3,817,000
Cash and cash equivalents, beginning of period	20,240,000	3,856,000

Cash and cash equivalents, end of period	$19,569,000	$7,673,000

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Zix Corporation | 2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 | phone 214 37 0 2000 | fax 214 37 0 207 | www.zixcorp.com